Exhibit 10.32
Greifensee, October 24, 2022    METTLER TOLEDO

POBS Plus -
Incentive System for Group Management of METTLER TOLEDO Regulations, valid as of November 2, 2022
1.Objectives and Participants

We seek to pursue two main goals with this incentive plan:
•We want to link the remuneration of members of the Group Management (GMC) directly to the achievement of annual operating plan targets and to give a reward for reaching and exceeding the plan.
•We want to promote the success of the corporation by attaining and exceeding our overall corporate goals.

The Compensation Committee determines participation in the POBS Plus incentive system for members of the Group Management; changes must be agreed in writing.

Criteria for participation are:
•Public company officer and/or member of the GMC of METTLER TOLEDO, who by virtue of his or her role and performance can significantly influence and contribute to the overall success of the company.

2.General Principles

2.1In addition to their yearly base salary, participants are eligible for a cash incentive, which is based and calculated on the grade of target achievement.
This cash incentive is determined as a percentage of the base salary, and the maximum cash incentive that can be paid to any participant in any given year is capped at
USD 2.5 million.

2.2Cash Incentive Scale
•The cash incentive starts after 90% target achievement and can go up to a maximum of 130% target achievement (for A and B targets) and 120% for C and D targets.
•Within this span, for each point of target achievement, a percentage of between 2.5% and 7.5% of the base salary is calculated as cash incentive. The percentage per cash incentive point is scaled and determined for the specific roles by the Compensation Committee within the first 90 days of each business year.

2.3Targets
All targets in the incentive system are closely related to the yearly budgets and business plans. As a general rule, the incentive system includes the following target categories and weighting:
AGroup targets:    Group EPS, NCO, Sales and Divisional Sales, EBIT
BOperating unit targets:    Operating Units Sales, EBIT, ITO/OTD and DSO
CPersonal targets:    10 - 15%
DESG targets:    10%

2022 POBS Plus Regulations - GMC clean.docx

2022 POBS Plus Regulations – GMC

Each year, the Compensation Committee approves target parameters and their respective weighting within a category for individuals in the POBS Plus system for Members of the Group Management. The sum of the weightings must equal 100%.
Each year, the scaling for the grade of target achievement is established in the POBS Plus rules, which are proposed by the CEO and Head of HR, and approved by the Compensation Committee.

3.Target Setting

3.1Targets are established with reference to approved budgets of the Group, Divisions and Operating Units. The targets should include material improvements on a comparable base, but also be realistic and attainable.

3.2The supervisor and participant agree to personal targets (C targets) and ESG targets (D targets) at the beginning of each business year. C and D targets need to be measurable.
The Audit Committee may recommend specific Finance Control targets for a business year.

3.3Each year, a POBS Plus Target Achievement Sheet is created for each participant showing all targets and their weighting in line with the corresponding POBS Plus rules.

4.Target Assessment

4.1At the end of the business year, the superior manager assesses target achievement for each participant. The CEO is assessed by the Board of Directors.
The degree of achievement of each individual target (range 90% to max. 130% or max. 120% for C and D targets) is multiplied by the weighting of the individual target to give a points award for each individual target. The target achievement is calculated by multiplying the score with relative weight for each target and summing the totals across all targets.

4.2Personal targets, including Finance Control targets, and ESG targets are evaluated as follows:
Target Achievement

90%	Target not reached - result unsatisfactory
100%	Target reached, corresponding to the requirements - good result
110%	Clearly more than target achieved, requirements clearly exceeded, in terms of value, time limits, quality, additional related success - very good result
120%	Target achievement outstanding, additional major benefits / success for the company reached - excellent result

For the Finance Control targets the Audit Committee may give a recommendation regarding the degree of target achievement.

5.Cash Incentive Calculation

The cash incentive is calculated as a percentage of the annual base salary (determined as per April 1 of each year).
Each full point above 90 and up to a maximum of 130 corresponds to a cash incentive amount of 2.5% to a maximum of 7.5% of the base salary, as determined for each individual function in its applicable scaling by the Compensation Committee for each business year.

2022 POBS Plus Regulations - GMC clean.docx

2022 POBS Plus Regulations – GMC

6.Payment

Management calculates the final cash incentive once the results of the business year and the assessment of the target achievement are known. Payments shall be made no later than March 15 following the end of the business year following approval of the Compensation Committee.

7.Termination of Employment during the Business Year

In case participant's employment ends before July 1, the cash incentive is paid pro rata on a fixed 95 % target achievement (except for officers subject to Section 162(m) of the US Internal Revenue Code). In case of termination of employment on July 1 or afterwards (and for all terminations of 162(m) officers), target achievement is measured at the end of the year in the same manner as for all participants and the resulting cash incentive will be paid pro rata.

8.Accounting Rules for Cash Incentive Payments

Cash incentive payments are accounted for in the business year to which the cash incentive belongs. Appropriate accruals have to be made for this purpose in the year- end closing. Carry over into accounts of the payout year are not allowed.

9.Section 409A Savings Clause

To the extent applicable, this incentive plan is intended to comply with the provisions of Section 409A of the US Internal Revenue Code. The incentive plan shall be construed, administered and governed in a manner consistent with this intent. Any provision that would cause any amount payable under this plan to be includable in the individual’s gross income under Section 409A(a)(1) shall have no force and effect unless and until amended to cause such amount to be not so includable. Such amendment (a) may be retroactive to the extent permitted by Section 409A and (b) may be made by the company without the consent of any individual employee. No payment of compensation subject to Section 409A may be accelerated, except as provided in guidance promulgated under Section 409A.

Christian Magloth
Head Human Resources

2022 POBS Plus Regulations - GMC clean.docx